Exhibit 99.1

BEARINGPOINT, INC. ANNOUNCES PRICING OF $200 MILLION OF

CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

McLean, VA, April 22, 2005—BearingPoint, Inc. (NYSE: BE) announced today the pricing of its private offering of $200 million aggregate principal amount of 5% Convertible Senior Subordinated Debentures (the “Debentures”) to accredited investors that are also qualified institutional buyers.

The Debentures will be convertible into the Company’s common stock at an initial conversion price of $6.60 per share. Upon conversion of any Debenture, the Company has the right to deliver cash or a combination of cash or shares of common stock. The closing sale price for the Company’s common stock on April 21, 2005, was $5.28 per share.

The Debentures will be redeemable at the Company’s option on or after April 15, 2009. The holders of the Debentures will have the right to require the Company to repurchase all or some of their debentures on April 15, 2009, 2013, 2015 and 2020 and upon the occurrence of certain events. The Debentures will mature on April 15, 2025, and will be unsecured.

The Company intends to use the net proceeds from the offering to cash collateralize or replace letters of credit under its existing credit facility, and intends to use the remaining net proceeds to support letters of credit or surety bonds otherwise in respect to its state and local business, to pay related expenses of the offering, and for general corporate purposes.

The Debentures and the shares of common stock issuable upon conversion of the Debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Debentures or any other securities.

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This press release contains forward-looking statements relating to our business and its financing plans. Words such as “intends” or “will” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

For Media:

John Schneidawind

BearingPoint, Inc.

john.schneidawind@bearingpoint.com

703-747-5853